Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES JUNE SALES RESULTS

HUDSON, OH – July 7, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that June net sales increased 4.0% to $151.8 million from $146.0 million in the same period last year. June same-store sales decreased 0.2% compared to a same-store sales increase of 6.8% last year.

Year-to-date net sales increased 3.8% to $687.1 million from $661.8 million in the prior year. Same-store sales increased 0.4% year-to-date versus a 5.8% same-store sales increase for the same period last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 717 Jo-Ann Fabrics and Crafts traditional stores and 131 Jo-Ann superstores.